Carriage Services Announces Record Third Quarter Results
•Record Revenue, Adjusted Consolidated EBITDA, Adjusted EPS, Adjusted Free Cash Flow;
•Record Debt Reduction / Debt to EBITDA Ratio Declines 20% to 4.8 Times;
•Raises Four Quarter Outlook;
•Raises Milestone Three Year Scenario; and
•Raises Annual Dividend by $0.05 to $0.40 per share.
Conference call on Wednesday, October 28, 2020 at 9:30 a.m. central time.
HOUSTON - October 27, 2020 - Carriage Services, Inc. (NYSE: CSV) today announced results for the third quarter and nine months ended September 30, 2020. Mel Payne, Chairman and CEO, stated, “On February 19, 2020, we announced our annual theme for 2020 as TRANSFORMATIVE HIGH PERFORMANCE and the beginning of the five year timeframe of Carriage’s Good To Great Journey Part II. We also introduced our MILESTONE THREE YEAR SCENARIO reflecting Carriage’s performance transformation by year through 2022. Then the Coronavirus Pandemic came to America and spread across our portfolio with accompanying government lockdown restrictions about how we conduct our business, severely impacting the very social nature of our work.
On March 29, 2020, I began to write my 2019 Shareholder Letter which was much more about the Coronavirus Pandemic Crisis and its 2020 performance impact in which I said, “Obviously, we will not achieve our 2020 “Roughly Right Ranges” of performance given that large parts of our portfolio are currently operating under the severe restrictions imposed by a majority of states for an extended period of time.” The last six months have been a remarkably historic performance period for Carriage, as indeed we did not achieve our 2020 “Roughly Right Ranges” but instead accelerated into 2020 many of the much higher transformative performance milestones from 2021 and even 2022. Shown below are comparative 2020 to 2019 financial performance highlights for the third quarter and nine months, followed by our updated Rolling Four Quarter Outlook.
Third Quarter Ending September 30, 2020
•Record Total Revenue of $84.4 million compared to $66.1 million, an increase of 27.6%;
•Record Total Field EBITDA of $37.3 million compared to $25.7 million, an increase of 45.0%;
•Record Total Field EBITDA Margin of 44.2% compared to 38.9%, an increase of 530 basis points;
•Record Adjusted Consolidated EBITDA of $27.7 million compared to $17.3 million, an increase of 60.1%;
•Record Adjusted Consolidated EBITDA Margin of 32.8% compared to 26.1%, an increase of 670 basis points;
•Record Adjusted Diluted EPS of $0.51 compared to $0.28, an increase of 82.1%;
•Record Adjusted Free Cash Flow of $27.6 million compared to $12.5 million, an increase of 120.3%;
•Record Adjusted Free Cash Flow Margin of 32.7% compared to 19.0%, an increase of 1,370 basis points;
•Record Total Debt reduction during the 3rd quarter of $37.5 million (7.4%) to $471 million;
•Net Income of $5.5 million, an increase of $4.9 million equal to 857.5%; and
•GAAP Diluted EPS of $0.31, an increase of $0.28 per share equal to 933.3%.
First Nine Months Ending September 30, 2020
•Record Total Revenue of $239.4 million compared to $203.0 million, an increase of 17.9%;
•Record Total Field EBITDA of $100.6 million compared to $81.2 million, an increase of 24.0%;
•Record Total Field EBITDA Margin of 42.0% compared to 40.0%, an increase of 200 basis points;
•Record Adjusted Consolidated EBITDA of $75.9 million compared to $57.4 million, an increase of 32.3%;
•Record Adjusted Consolidated EBITDA Margin of 31.7% compared to 28.3%, an increase of 340 basis points;
•Record Adjusted Diluted EPS of $1.30 compared to $0.97, an increase of 34.0%;
•Record Adjusted Free Cash Flow of $58.1 million compared to $31.6 million, an increase of 83.9%;
•Record Adjusted Free Cash Flow Margin of 24.3% compared to 15.6%, an increase of 870 basis points;
•Record Total Debt Reduction of $63 million equal to 11.8% from $534 million on January 3, 2020 (peak debt after Oakmont acquisition) to $471 million on September 30, 2020;
•Total Debt of $471 million at September 30th to Trailing Four Quarter EBITDA of $95.1 million equal to 4.8 times compared to Total Debt of $508.5 million at June 30th to Trailing Four Quarter EBITDA of $84.8 million at June 30th equal to 6.0 times, a decline of over a full turn of leverage in one quarter;
•Net Income of $7.7 million, a decrease of $4.2 million equal to 35.4%; and
•GAAP Diluted EPS of $0.43, a decrease of $0.23 per share equal to 34.8%.

Updated and Raised Rolling Four Quarter Outlook Ending September 30, 2021
•Total Revenue of $324 million - $332 million, up from $312 million - $320 million at June 30, 2020;
•Adjusted Consolidated EBITDA of $102 million - $108 million, up from $95 million - $100 million;
•Adjusted Consolidated EBITDA Margin of 31.5% - 32.5%, up from 30% - 31%;
•Adjusted Diluted EPS of $2.08 - $2.18, up from $1.65 - $1.75;
•Adjusted Free Cash Flow of $56 million - $60 million, up from $50 million - $55 million;
•Adjusted Free Cash Flow Margin of 17.4% - 18.2%, up from 15.8% - 16.8%; and
•Total Debt to EBITDA Multiple of 3.8 – 4.2 times at September 30, 2021, down from a Rolling Four Quarter Outlook of 4.5 to 4.7 times at June 30, 2021.
We previously presented extensive explanations in our first and second quarter earnings releases as to why our High Performance Teams have been able to perform at such an extraordinary level in the face of the Coronavirus Pandemic, which are incorporated by reference herein and will not be repeated in this release. The primary takeaways from the record third quarter and nine month performance leading to substantially raising our Rolling Four Quarter Outlook and Milestone Three Year Scenario are as follows:
•Leadership Teams at all levels are aligned and incentivized for outstanding execution of Carriage’s Three Core Models to produce a sustainable and powerful performance “FLYWHEEL EFFECT”;
•Record performance reflects accelerating Transformative High Performance;
•Coronavirus accelerated adaptation, entrepreneurialism and innovation across our portfolio by our Managing Partners and Sales Managers, who created high value uniquely customized personal services and sales in hugely adverse local environments;
•Innovation in business practices and rapid and broad acceptance of technological and digital tools to meet and communicate with client families served as an accelerator of Transformative High Performance;
•COVID performance lift in volumes, revenues and margins was material yet we are confident that the combined performance from our five core operating and financial profit centers will sustain the high performance trend long term;
•Strong Same Store Funeral Performance reflects broad market share gains and substantial revenue growth in line with updated performance standards and incentives for Managing Partners related to achieving three-year Being The Best Compounded Revenue Growth Standards with a strong focus on also achieving Being The Best Field EBITDA Margin Range Standards;
•Acquisition integration is accelerating with much more upside through 2022 and thereafter;
•Same Store and Acquisition Cemetery has substantial preneed property sales upside through 2022 and thereafter;
•Prepared for and executed a major trust fund repositioning strategy during and after the Coronavirus market crash, substantially increasing recognized and reported Financial Revenue, EBITDA, Free Cash Flow and EPS, thereby raising Consolidated EBITDA Margins and Free Cash Flow Margins to a higher plateau;
•Deleveraging the balance sheet is accelerating from higher Free Cash Flow and divestiture proceeds ahead of planned senior notes refinancing after first call date of June 1, 2021; and
•Carriage Consolidation, Operating and Value Creation Platform Financial Leveraging Dynamics are positioned for superior long term value creation and compounded shareholder returns through flexible, savvy and disciplined capital allocation in the second half of 2021 and thereafter.

We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Year and Five Quarter Trend Reports that reflect long and short term trends in our core operating, financial and overhead sectors over time. Shown below are highlights from our Five Quarter Trend Report that clearly reflect the accelerating transformative performance process that has occurred at Carriage from June 30, 2019 to September 30, 2020, as never before in our history have all four operating segments achieved Field EBITDA Margins of over 40% in the same quarter, which was achieved in third quarter 2020. We added more detailed contract data to the Funeral Same Store Section for highly relevant additional transparency over this fifteen month period that shows the initial shock and impact from the Coronavirus Pandemic to our funeral revenue averages in March, then the peak impact in the second quarter with a trend toward normalization of revenue averages reflected in the third quarter.

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS
(000’s except for volume, averages & margins)	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Funeral Same Store Contracts	7,725	8,192	8,655	8,685	8,923
Average Revenue Per Contract (1)	$5,285	$5,245	$5,102	$4,853	$4,981
Funeral Same Store Burial Contracts	2,887	3,049	3,170	3,136	3,146
Funeral Same Store Burial Rate	37.4%	37.2%	36.6%	36.1%	35.3%
Average Revenue Per Burial Contract	$9,183	$9,173	$9,034	$8,653	$8,910
Funeral Same Store Cremation Contracts	4,241	4,493	4,789	4,993	5,137
Funeral Same Store Cremation Rate	54.9%	54.8%	55.3%	57.5%	57.6%
Average Revenue Per Cremation Contract	$3,365	$3,320	$3,252	$3,037	$3,233
Funeral Same Store Preneed Ratio	17.7%	17.9%	16.9%	17.0%	17.3%
Funeral Same Store Revenue	$40,824	$42,967	$44,158	$42,153	$44,444
Funeral Same Store EBITDA	$15,124	$16,761	$17,100	$17,897	$18,236
Funeral Same Store EBITDA Margin	37.0%	39.0%	38.7%	42.5%	41.0%
Funeral Acquisition Revenue	$6,100	$8,415	$11,522	$11,337	$11,702
Funeral Acquisition EBITDA	$2,297	$3,120	$4,228	$4,672	$4,699
Funeral Acquisition EBITDA Margin	37.7%	37.1%	36.7%	41.2%	40.2%
Cemetery Same Store Revenue	$12,768	$12,061	$10,906	$11,611	$14,393
Cemetery Same Store EBITDA	$4,464	$4,158	$3,167	$3,656	$6,175
Cemetery Same Store EBITDA Margin	35.0%	34.5%	29.0%	31.5%	42.9%
Cemetery Acquisition Revenue	$—	$295	$2,799	$4,055	$5,220
Cemetery Acquisition EBITDA	$—	$73	$827	$1,434	$2,335
Cemetery Acquisition EBITDA Margin	—%	24.7%	29.5%	35.4%	44.7%
Total Financial Revenue	$3,868	$4,118	$4,237	$4,704	$5,591
Total Financial EBITDA	$3,457	$3,713	$3,820	$4,478	$5,242
Total Financial EBITDA Margin	89.4%	90.2%	90.2%	95.2%	93.8%
Total Revenue	$66,125	$71,149	$77,490	$77,477	$84,393
Total Field EBITDA	$25,731	$28,613	$30,094	$33,221	$37,309
Total Field EBITDA Margin	38.9%	40.2%	38.8%	42.9%	44.2%
Adjusted Consolidated EBITDA	$17,284	$19,183	$22,840	$25,444	$27,666
Adjusted Consolidated EBITDA Margin	26.1%	27.0%	29.5%	32.8%	32.8%
Adjusted Diluted EPS	$0.28	$0.28	$0.35	$0.45	$0.51
Adjusted Free Cash Flow	$12,535	$5,818	$12,607	$17,878	$27,608
Adjusted Free Cash Flow Margin	19.0%	8.2%	16.3%	23.1%	32.7%

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

Trust Funds Repositioning Strategy, Execution March 9th – September 30th/EPS, EBITDA, FCF Impact
Since we brought the management of our trust funds in-house on October 14, 2008 at the beginning of the 2008/2009 great recession and market crash that bottomed on March 6-9, 2009, we have been highly successful at making huge asset reallocations and repositionings of our trust funds to the long term benefit of our operating businesses during the infrequent periods of severe market turbulence. Our funeral and cemetery trust fund financial revenue and earnings began to grow substantially after the market recovery in 2009 and 2010, and accelerated even higher after another major reallocation from equities into fixed income securities at substantial discounts to par from Monday, August 8, 2011 to March 2012 after the S&P downgrade of U.S. Debt on Friday, August 5, 2011.
We decided in 2012 to separate the trust fund financial performance embedded within the funeral and cemetery operations segments in our Five Year and Five Quarter Trend Reports to more clearly reflect financial performance mostly produced by our in-house investment team in Houston from pure operating and sales performance produced by our Managing Partners and Sales Managers in our funeral and cemetery businesses. Our thinking then and even more so now was that such separation and transparency of performance would increase the ownership mindset, personal accountability and sense of “Carriage Team” responsibility for those who produce the results and therefore lead to continuous improvement over time. That simple yet powerful idea in our operations and overhead reporting has been and remains a driving force for the high performance evolution in all areas of our company.
As previously covered in detail in our first quarter earnings release, we had grown cautious in late 2019 with a bull market over ten years old entering a presidential election year. By reducing selective fixed income and equity positions, we began to raise cash which totaled $15.5 million equal to 7.5% of total trust assets at December 31, 2019 but which reached $53.9 million equal to 24.6% of total trust assets on Friday, March 6, 2020, with estimated annual recurring income from dividends and interest of $9.4 million, a current yield on the $219.2 total trust fund equity and fixed income assets of 4.3%.
We deployed about $50 million of cash capital starting Monday, March 9th as the Coronavirus market crash accelerated and bottomed on Monday, March 23rd, and thereafter continued to rotate out of core equity positions that had been materially financially wounded and temporarily suspended dividends because of the continuing economic unknowns created by the Coronavirus Pandemic (Las Vegas Sands, Disney, Ralph Lauren, Carnival, etc.). As liquidity was sucked out of the market and the normal price discovery mechanisms broke down, we deployed our cash rapidly, mostly into highly selective individual high dividend equities and fixed income securities at prices well below intrinsic value and often at fire sale prices. Presuming the pandemic induced global recession would produce a low rate environment for the foreseeable future given so many unknowns about everything, especially human behavior related to fear of the unknown, we invested in higher yielding securities which would quickly and sustainably build our total annual recurring income and support substantially higher reported Financial Revenue and EBITDA by mostly increasing cemetery perpetual care income that helps offset maintenance costs in our cemetery portfolio.
Over the 6⅔ months ending September 30, 2020, we deployed a total of $79.4 million of new capital, $51.3 million of which was comprised of fixed income positions (64.6% of total new capital deployed) as follows: $21.4 million into twelve core corporate fixed income positions yielding $2.4 million in annual income or a yield to cost of 11.0%; $15.1 million into five core financial fixed income positions yielding $1.5 million in annual income or a yield to cost of 10.2%; and $14.9 million into six high yield closed-end funds yielding $1.6 million in annual income or a yield to cost of 10.7%. As of October 8, 2020, we also have $6.0 million in unrealized gains on these new fixed income positions.
We invested a total of $28.1 million into equities (35.4% of total new capital deployed), $17.2 million into twelve high dividend equities (whose dividends would likely be protected and thus far have) yielding $1.7 million in annual income or a yield to cost of 9.7%; and $10.9 million into six “deep value” equities yielding $254,000 in annual income or a yield to cost of 2.3%. We currently have $11.1 million in unrealized gains on these new equity positions. Total unrealized gains on both new fixed income and equity positions are currently $17.1 million (doesn’t include $1.9 million in realized gains). Most of our new positions are not yet near pre-COVID highs and should produce additional large unrealized gains over the next several years as we return to a more normal and stable economic environment.
As a result, our recurring annual income has increased from $8.3 million on our retained legacy portfolio to $15.7 million, an increase of $7.4 million or 89% on deployment of $79.4 of new capital (yield of 9.3% on total new capital deployed), a level we expect will be sustainable until the first call dates on certain newly issued fixed income securities in 2023-2024. The $15.7 million recurring income on total trust fund assets of $222.0 million as of October 8th is a current yield of 7.1%, up from 4.3% yield on total trust fund assets at March 6, 2020. This huge increase in recurring income will in the short to intermediate term primarily benefit our reported Financial Revenue and EBITDA by increasing the recognized perpetual care income which is the large majority of Cemetery Trust Revenue and EBITDA in our Trend Reports.

Shown below is the Five Year Financial Trend Report section from Carriage’s Five Year Trend Report ending September 30, 2020. I will review the ideas and long term value creation concept of Carriage’s Five Year Trend Report more comprehensively by section in my 2020 Shareholder Letter, much like I covered previously in my 2015 Shareholder Letter.

FIVE YEAR FINANCIAL TREND REPORT (MILLIONS, EXCEPT MARGINS)
Financial Revenue	2016	2017	2018	2019	12 Months 9/30/20	Proforma 2021
Preneed Funeral Commissions	$1.4	$1.3	$1.3	$1.5	$1.4
Preneed Funeral Trust and Insurance	$6.9	$6.9	$7.1	$7.0	$7.4
Cemetery Trust & Perpetual Care	$7.2	$6.2	$5.7	$6.0	$8.8
Preneed Cemetery Finance Charges	$1.6	$1.5	$1.7	$1.4	$1.0
Total Financial Revenue	$17.1	$15.9	$15.8	$15.9	$18.6	$22.0 - $23.0
Funeral Financial EBITDA	$7.5	$7.2	$7.4	$7.4	$7.9
Cemetery Financial EBITDA	$8.5	$7.4	$6.8	$6.8	$9.3
Total Financial EBITDA	$16.0	$14.6	$14.2	$14.2	$17.2	$20.8 - $21.8
Total Financial EBITDA Margin	93.3%	91.7%	90.2%	89.9%	92.5%	94.8% - 95.2%
This trust fund portfolio repositioning benefit began to first be reflected in our June financials and therefore was fully reflected in our third quarter 2020 performance with Financial Revenue of $5.6 million up $1.7 million or 44.5% over third quarter 2019 while Financial EBITDA of $5.2 million increased $1.8 million (6 cents per share) or 51.6% this year versus last. On a full year basis as reflected in the Five Year Financial Trend Report as Proforma 2021, we expect our Financial Revenue to increase by $6 million to $7 million to a range of $22 million - $23 million, about 40% higher than the $15.9 million annual average for 2017-2019. Moreover, because we have restructured some of the underlying cost structure mechanics in our pooled trust fund asset partnership, the Financial EBITDA Margin will increase from about 90% during the 2017-2019 timeframe to approximately 94% - 95% over the remaining period of our Milestone Three Year Scenario ending 2022.
The result through 2022 and to a large degree thereafter will be an increase of 45% - 50% in annual Financial EBITDA equal to about $6.5 million - $7.0 million, adding approximately 23-25 cents per share annually to EPS (2 cents per month) and dollar for dollar to Adjusted Consolidated EBITDA, pretax net income and pretax Free Cash Flow. The sustainable cash earning power of our Total Revenue will therefore move to a higher plateau as reflected in our Adjusted Consolidated EBITDA Margin and Adjusted Free Cash Flow Margin over our second five year Good To Great Journey timeframe ending in 2024. Following the refinancing of our $400 million of 6⅝% senior notes in mid-year 2021, our Executive Team and Board will be committed to optimizing the intrinsic value per share of Carriage’s 17.9 million outstanding shares with flexible, savvy and disciplined capital allocation of our increasing Free Cash Flow while maintaining a moderate leverage policy of about 4 times Total Debt to EBITDA”, concluded Mr. Payne.
Updated Milestone Three Year Scenario
Ben Brink, Chief Financial Officer, stated, “We are excited to announce an updated Milestone Three Year Scenario that shows significantly improved performance expectations through 2022 compared to our previous press release. We believe it is important to provide the investment community with our best ‘roughly right ranges’ view of our future performance regardless of the uncertainty that may exist in the world around us. The updated three year scenario does not include any new acquisitions but does include the impact of our planned divestitures and the completion of a refinancing transaction of our high yield notes in June 2021. The major takeaways from the updated Milestone Three Year Scenario are:
Improved operating and financial performance expectations through 2022 driven by:
•Continuation of Same Store Funeral market share gains with improvement in our average revenue per contract, particularly cremations, and longer term beyond 2022, demographic growth in the death rate;
•Higher growth rates in preneed cemetery property sales beginning in 2022 at higher Cemetery Field EBITDA Margins;
•Successful integration of the four recent strategic acquisitions leading to improved performance expectations compared to our initial expectations; and
•Full impact of our trust fund repositioning strategy resulting in a significant and sustainable increase in Financial Revenue and EBITDA.

Our ability to leverage a high single digit three year compound annual growth rate in Total Revenue of about 7.0% into higher compound three year growth rates in Total Field EBITDA of 10.5%, Adjusted Consolidated EBITDA of 13.0%, Adjusted Free Cash Flow of 23.2% and Adjusted Earnings Per Share of 27.0%, demonstrates the superior financial leveraging dynamics inherent in our company consistent with having achieved critical mass necessary to optimize our High Performance Culture Framework. Our ability to transform Carriage’s cash earning power over the three year scenario with about $70 million in Adjusted Free Cash Flow by 2022 provides maximum financial flexibility to accelerate shareholder value creation thereafter.
We expect to achieve an industry leading and record Adjusted Consolidated EBITDA Margin of approximately 32.0% this year, which is more than a 200 basis point increase from our prior record Adjusted Consolidated EBITDA Margin of 29.7% in 2016 and a milestone level that to our knowledge has never before been achieved by another public deathcare industry consolidation company.
Lastly, our debt repayment and leverage ratio reduction plans are substantially ahead of schedule which is leading to a rapidly improving credit profile ahead of the planned refinancing transaction as soon as June 2021. Shown below is our Updated Milestone Three Year Scenario:

	Updated Midpoint of Roughly Right Ranges Shown on Key Dates(2) Except for October 27
	2019A	2020				2021		2022		3 Year
		Feb. 19	May 19	July 27	Oct. 27	Feb. 19	Oct. 27	Feb. 19	Oct. 27	Midpoint CAGR
Total Revenue	$274.1	$317	$303	$309	$318 - $322	$322	$322 - $330	$330	$330 - $340	7.0%
Total Field EBITDA	$109.8	$129	$118	$125	$133 - $137	$135	$140 - $146	$141.5	$146 - $150	10.5%
Total Field EBITDA Margin	40%	40.5%	39.5%	40.5%	42.0% - 42.5%	41.5%	43% - 44%	42.5%	43.5% - 44.5%	3.2%
Adjusted Consolidated EBITDA	$76.6	$94	$89	$93	$100 - $104	$99	$104 - $108	$104	$108 - $112	13.0%
Adjusted Consolidated EBITDA Margin	27.9%	29.5%	29.5%	30.5%	31.0% - 32.0%	30.5%	32% - 33%	31.5%	32.0% - 33.0%	5.2%
Adjusted Diluted EPS	$1.25	$1.60	$1.39	$1.55	$1.80 - $1.85	$2.01	$2.15 - $2.25	$2.32	$2.48 - $2.60	27.0%
Adjusted Free Cash Flow	$37.4	$43.5	$44.5	$48	$60 - $63	$54.5	$63 - $66(4)	$61.5	$68 - $72	23.2%
Adjusted FCF Margin	13.6%	13.7%	14.6%	15.2%	19.0% - 19.5%	16.8%	19.2% - 20.0%	18.6%	20.4% - 20.8%	14.8%
Total Debt Outstanding (1)	$534	$485	$485	$475	$460 - $465	$445	$400 - $410	$415	$330 - $340	(16.7)%
Total Debt to EBITDA Multiple	7.0(3)	5.1	5.45	4.9	4.4 - 4.6	4.4	3.7 - 3.8	3.9	2.8 - 3.0	N/A

(1)	Doesn't include Proforma for acquisitions.
(2)	Individual dates represent dates of our Earnings Releases.
(3)	Jan 3, 2020 Acquisition of Oakmont and peak debt.
(4)	Doesn’t include approximately $20 million prepayment premium on $400 million Senior Notes refinancing.

Free Cash Flow & Leverage
Adjusted Free Cash Flow for the third quarter was $27.6 million and the Adjusted Free Cash Flow Margin expanded to 32.7% compared to $12.5 million and 19.0% last year, astounding increases of 120.3% in Adjusted Free Cash Flow and 1,370 basis points in Adjusted Free Cash Flow Margin. The continued expansion of our Adjusted Free Cash Flow Margin represents a greater percentage of each dollar of revenue generated as cash capital available to allocate to high return opportunities to optimize the intrinsic value of Carriage. Our primary focus for capital allocation in 2020 and into mid-2021 remains debt reduction and improvement of our overall credit profile.
The accelerating growth in our reported Adjusted Free Cash flow, coupled with divestiture proceeds and a large federal tax refund, allowed Carriage to pay down $37.5 million of debt in the third quarter which represented 7.4% of our debt outstanding at the end of the second quarter. The debt extinguishment included $3.6 million of our 2.75% subordinated convertible notes that we repurchased in privately negotiated transactions during the quarter. Since the first week of 2020 after we completed the acquisition of Oakmont Memorial Park and Mortuary, Carriage has reduced our overall debt by $63 million equal to 11.8% of our peak total debt of $534 million on January 3, 2020.
Our net debt to proforma Adjusted Consolidated EBITDA fell to 4.8 times at September 30th due to our strong operating performance combined with the large amount of debt reduction in the quarter and year to date. We reduced our leverage ratio by more than a full turn over the course of the third quarter on a net debt basis. The rapid and substantial decrease of our leverage ratio demonstrates not only our ability but also commitment to operate our company at a lower leverage profile now and into the future.
During the quarter we divested six businesses for total proceeds of $7.3 million. We expect to complete a total of twenty divestitures of businesses or excess real estate for approximately $17 million which should be substantially complete by the end of the second quarter next year. Our debt reduction in the quarter was also aided by the receipt of a $7 million tax refund related to benefits we derived from the passage of the CARES ACT earlier this year.
Senior Notes Refinancing Update/Post Refinancing Capital Allocation
Our strong operating performance and our rapidly improving credit profile positions Carriage to execute a refinancing transaction of our existing 6⅝% $400 million senior unsecured notes that are callable at $104.969 beginning June 1st of next year. Based on the current trading price of our notes and our expectation that the current low interest rate environment will persist for the foreseeable future, we would expect to reduce our coupon rate by 200 to 250 basis points on a new $400 million financing, saving $8 million to $10 million in annual cash interest which would be immediately accretive to our reported Free Cash Flow and EPS (29 cents to 36 cents annually) and would meaningfully lower our cost of capital.
Post this planned milestone refinancing transaction, Carriage would have a long term, low cost capital structure that will enable us to pursue a range of capital allocation opportunities to grow and compound the intrinsic value of Carriage at a higher rate than ever before. We view this refinancing transaction as the final step in our balance sheet transformation we began in May 2018 which will position Carriage to be in a value creation sweet spot for many years to come.
After our senior notes refinancing, we will have the ability to allocate our growing and recurring free cash flow with discipline to:
•Make acquisitions of the best remaining independent businesses in America, primarily funded by Free Cash Flow;
•Invest in strategic growth capital projects across our portfolio, especially related to cemetery product inventory to support an expanded high performance preneed sales organization;
•Opportunistically repurchase our shares when they trade at a significant discount to intrinsic value, as they do now;
•Steadily increase our dividend payout over time; and
•Maintain a moderately leveraged capital structure, the primary components of which would be shareholder’s equity (growth driven by retained earnings rather than issuance of new shares) and long term debt held by institutional bondholders.
As part of the continuous review of our capital allocation strategy and driven by the confidence of our Board of Directors in our ability to achieve the performance metrics outlined in our updated Three Year Milestone Scenario, we are excited to announce a $0.05 per share increase in our annual dividend. This marks the second $0.05 increase of our dividend since we announced our first quarter and April results on May 19th during the peak of the Coronavirus Pandemic and represents a 33% increase in our annual dividend during a period of economic upheaval and uncertainty when many other industries and companies are struggling with liquidity issues related to survival.

At $0.40 per year Carriage’s total annual dividend payments will equal approximately $7.2 million and represent 10% of our projected 2022 Adjusted Free Cash Flow. In the future we will target an annual dividend of approximately 10% of our Adjusted Free Cash Flow and a 1% dividend equity yield on the market value of Carriage shares, leaving 90% of our Adjusted Free Cash Flow for allocation into high return opportunities. The first combined $0.10 quarterly dividend payment increase this year will be made on December 1, 2020 for holders of record on November 9th.
By executing flexible, savvy and disciplined capital allocation, our Executive Team and Board believe we can achieve superior compounded shareholder returns of at least 30% if not higher over the timeframe ending in 2024 starting with a $14.38 base price during the Coronavirus Pandemic market crash at the end of March, which aligns perfectly with the unique shareholder friendly design of our Good To Great II Shareholder Value Creation Incentive Plan that was outlined in our first and second quarter press releases. The 48 leaders who are participants in this plan are 100% aligned and committed to achieving superior long term shareholder return goals through High Performance execution of our Standards Operating Model, 4E Leadership Model and Strategic Acquisition Model, as well as by always being “Leader Owner” stewards of Carriage’s capital”, concluded Mr. Brink.
Executive Team / Operations Leadership Update
Mr. Payne continued, “I will end this third quarter earnings release on a high note. I explained to our Board Members during our second quarter Zoom Meeting that we do not need to recruit a President and COO at this time, as the five Operations Leadership Team Members who also serve on our Ten Member Executive Team are essentially performing in collaboration with each other and the other four Houston Support Center Team Leaders and myself the role and responsibilities of a Chief Operating Officer. Carlos Quezada joined Carriage’s Executive Team at the end of June as its tenth member and the ‘missing piece’ on Carriage’s Good To Great Journey Bus related to building a high performance culture sales organization to optimize and sustain preneed property sales in our cemetery portfolio. So given our historically high performance in the midst of a Coronavirus Pandemic along with a long term outlook for the future that has never been brighter, why create the distraction of recruiting another President and COO to fix what so clearly “ain’t broke!”
The five operational leaders on our Executive Team collaborate daily on “all important matters” across our entire portfolio of funeral homes and cemeteries, especially including portfolio performance reviews, plans and forecasts, top-grading of talent or adding overhead to increase intermediate if not short term performance, etc. Each Thursday morning Shawn Phillips serves as host moderator for our Executive Team on a one hour operations update Zoom meeting from our operational support teams across the country, including nine Directors of Support for Operations/Sales (DOS’s) who are located in the regions and assigned a specific portfolio; three Senior Operations and Acquisition Analysis Partners (SOAPs) who are each assigned a specific portfolio and collaborate closely with our DOS Team; and other key Operational Support Leaders including Field Operations Administrative Support, Talent Acquisition and IT. The Executive Team also has monthly update conference calls with the ten members of our Standards Council who represent the “Best of The Best” of our Managing Partners across our geographically widespread portfolio in 27 states. The ten Executive Team Members are listed below.
Mel Payne, Co-Founder and Head of Executive Team;
Ben Brink, Head of Finance, Treasury and Trust Fund Management Teams;
Viki Blinderman, Head of Financial Reporting, Accounting and Tax Teams;
Steve Metzger, Head of Legal Services Team;
Michael Loeffel, Head of Human Resources Team;
Chris Manceaux, East Regional Partner;
Shawn Phillips, Central Regional Partner;
Paul Elliott, West Regional Partner;
Carlos Quezada, National Cemetery Sales and Marketing Partner; and
Peggy Schappaugh, Head of Operations and Acquisitions Analysis Team.

Readers should take notice that no “pecking order” titles were used above in this listing of our Executive Team Members, as each of the ten members is considered an equal “Leader Owner” of all areas of Carriage and therefore treated that way by other team members. Not one of these ten leaders needs a title to lead (we all have them, of course), as we define leadership as someone with ideas about the present and a vision of the future that other high performance leaders and employees want to align with and follow. Without strong “follow-ship” on our second five year much higher level performance Good To Great Journey, you don’t qualify as a leader at Carriage no matter your title, tenure or resume. The Executive Team meets formally each Friday at 10:00 AM to discuss matters that every other member would either want or need to know to best do their job and enjoy the high performance journey together. But any member can call the entire team together on short notice to address any relevant opportunity or challenge.
I will introduce one or two members of the Executive Team on each conference call when their participation is most relevant and timely for those outside of Carriage getting a deeper understanding about what is driving our outstanding high performance culture. On the call tomorrow I will introduce Peggy Schappaugh, whose team of Senior Operations and Acquisition Partners are the brightest and most fun people I have the honor of being around in our portfolio performance update meetings in Houston. This group of three talented operations and acquisitions financial partners are each assigned a group of businesses to support for operations and financial analytics vis-à-vis decision making outcomes toward a goal of higher Being The Best Standards Achievement by Managing Partners of each business throughout each year. They know the leadership, people, competitive dynamics of each market, data trends on a real-time basis and opportunities/ challenges in each business like no other. And they are SAVVY!
Our Standards Operating Model and related Being The Best Incentives are designed as a “high performance operating and sales language” so that high and sustained Being The Best Standards Achievement annually in the range of 60%- 90% (but Minimum Standards Achievement of 50%) correlates almost perfectly with high and sustainable short and long term financial performance. If we want to slice and dice the operating and financial performance of our highly diverse portfolio of businesses in unique markets spread over 27 states, we head straight to Peggy and her team of all-stars to break the “big data” down into bits, pieces, patterns and groupings. Each of Peggy’s team are collaborative masters at putting the complex big data back together again in ways that speak simple truths about ‘what’s going on’ in either individual businesses or groupings of businesses with similar performance characteristics. This type of intelligent analysis available from our SOAP’s enables our operating leaders including especially our Managing Partners, DOS’s and Regional Partners to derive insights on which to drive decisions for continuous improvement in our operating and financial performance.
I will also introduce Steve Metzger, General Counsel, whose team of in-house legal business partners I refer to as “Dragon Slayers!” This high performance team was able to seamlessly, timely and successfully close all four of the transformative acquisitions we made within 90 days at year end which included navigating through structural minefields of complex tax and accounting issues without retaining any outside legal counsel, while simultaneously juggling numerous legal matters for Carriage related to their “day job”.
Steve’s team was then stretched to the limits after California first placed “draconian Coronavirus lockdown restrictions” on our Northern California operations on March 17, 2020, restrictions which then seemed to move across our 27 state portfolio at warp speed and were confusing, complex and constantly changing. Each member of Steve’s team became frontline Coronavirus battle “foxhole buddies” with our Managing Partners and Directors of Support about not only what couldn’t be done to remain compliant with specific state and local government mandates, but much more importantly “what was possible”.
Our field leaders, employees, and businesses did not turn one client family away out of fear or otherwise when these families needed help with their deceased loved ones the most, and often turned “what was possible” into “what was high value unimaginable” services, memorializations and preneed sales that often had greater meaning to our client families than even the choices they would have made before being told by government mandates “what they couldn’t do.” Our Managing Partners and Sales Managers became role models for what “Leadership in Times of Crisis” is all about, and Carriage undoubtedly will emerge from the Coronavirus Pandemic Crisis a much more innovative and successful high reputation company in our industry. Thank you, Steve, for what you and your team did in support of our High Performance Heroes unleashing their power to win the hearts and minds of grieving families when the going got tough and scary on the Coronavirus Battlefield.
And thank you Peggy and Steve for the leadership support you and each one of your team members have provided to our field leaders especially during the last six months, leadership support that has indeed fostered strong follow-ship, appreciation and respect by our Managing Partners, Standards Council Members, Sales Managers and Directors of Support

as well as other Houston Support Center Leaders and all of your fellow Executive Team Members and our Board of Directors.
We have never had such a broad and deep pool of aligned high performance talent across our portfolio and in our Houston Support Center Teams. We look forward with pride and honor to reporting Carriage’s high performance over the next few years to all of our leaders, employees, Board Members, shareholders, banks, bondholders, suppliers and friends”, concluded Mr. Payne.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, October 28, 2020 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-2488228) and ask for the Carriage Services conference call. A replay of the conference call will be available through November 2, 2020 and may be accessed by dialing 855-859-2056 (conference ID-2488228). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Viki Blinderman at 713-332-8568 or Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2020	% Change	2019	2020	% Change

Same Store Contracts
Atneed Contracts	6,359	7,381	16.1%	19,445	21,778	12.0%
Preneed Contracts	1,366	1,542	12.9%	4,245	4,485	5.7%
Total Same Store Funeral Contracts	7,725	8,923	15.5%	23,690	26,263	10.9%
Acquisition Contracts
Atneed Contracts	826	1,949	136.0%	2,511	6,079	142.1%
Preneed Contracts	96	216	125.0%	377	602	59.7%
Total Acquisition Funeral Contracts	922	2,165	134.8%	2,888	6,681	131.3%
Total Funeral Contracts	8,647	11,088	28.2%	26,578	32,944	24.0%

Funeral Operating Revenue
Same Store Revenue	$40,824	$44,444	8.9%	$126,549	$130,755	3.3%
Acquisition Revenue	6,100	11,702	91.8%	19,133	34,561	80.6%
Total Funeral Operating Revenue	$46,924	$56,146	19.7%	$145,682	$165,316	13.5%

Cemetery Operating Revenue
Same Store Revenue	$12,768	$14,393	12.7%	$37,157	$36,910	(0.7%)
Acquisition Revenue	—	5,220		—	12,074
Total Cemetery Operating Revenue	$12,768	$19,613	53.6%	$37,157	$48,984	31.8%

Total Financial Revenue	$3,868	$5,591	44.5%	$11,734	$14,532	23.8%

Other Revenue	$—	$1,196		$—	$3,464

Total Divested/Planned Divested Revenue	$2,565	$1,847	(28.0%)	$8,385	$7,064	(15.8%)

Total Revenue	$66,125	$84,393	27.6%	$202,958	$239,360	17.9%

Field EBITDA
Same Store Funeral EBITDA	$15,124	$18,236	20.6%	$48,563	$53,233	9.6%
Same Store Funeral EBITDA Margin	37.0%	41.0%	400 bp	38.4%	40.7%	230 bp
Acquisition Funeral EBITDA	2,297	4,699	104.6%	7,460	13,599	82.3%
Acquisition Funeral EBITDA Margin	37.7%	40.2%	250 bp	39.0%	39.3%	30 bp
Total Funeral EBITDA	$17,421	$22,935	31.7%	$56,023	$66,832	19.3%
Total Funeral EBITDA Margin	37.1%	40.8%	370 bp	38.5%	40.4%	190 bp

Same Store Cemetery EBITDA	$4,464	$6,175	38.3%	$12,961	$12,998	0.3%
Same Store Cemetery EBITDA Margin	35.0%	42.9%	790 bp	34.9%	35.2%	30 bp
Acquisition Cemetery EBITDA	—	2,335		—	4,596
Acquisition Cemetery EBITDA Margin	—%	44.7%		—%	38.1%
Total Cemetery EBITDA	$4,464	$8,510	90.6%	$12,961	$17,594	35.7%
Total Cemetery EBITDA Margin	35.0%	43.4%	840 bp	34.9%	35.9%	100 bp

Total Financial EBITDA	$3,457	$5,242	51.6%	$10,537	$13,540	28.5%
Total Financial EBITDA Margin	89.4%	93.8%	440 bp	89.8%	93.2%	340 bp

Other EBITDA	—	$292		—	$908
Other EBITDA Margin	—%	24.4%		—%	26.2%

Total Divested/Planned Divested EBITDA	$389	$330	(15.2%)	$1,634	$1,750	7.1%
Total Divested/Planned Divested EBITDA Margin	15.2%	17.9%	270 bp	19.5%	24.8%	530 bp

Total Field EBITDA	$25,731	$37,309	45.0%	$81,155	$100,624	24.0%
Total Field EBITDA Margin	38.9%	44.2%	530 bp	40.0%	42.0%	200 bp

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2020	% Change	2019	2020	% Change

Overhead
Total Variable Overhead	$2,852	$4,077	43.0%	$7,832	$9,450	20.7%
Total Regional Fixed Overhead	1,062	1,020	(4.0%)	3,091	2,930	(5.2%)
Total Corporate Fixed Overhead	4,925	4,841	(1.7%)	14,528	14,971	3.0%
Total Overhead	$8,839	$9,938	12.4%	$25,451	$27,351	7.5%
Overhead as a percentage of Revenue	13.4%	11.8%	(160 bp)	12.5%	11.4%	(110 bp)

Consolidated EBITDA	$16,892	$27,371	62.0%	$55,704	$73,273	31.5%
Consolidated EBITDA Margin	25.5%	32.4%	690 bp	27.4%	30.6%	320 bp

Other Expenses and Interest
Depreciation & Amortization	$4,435	$5,033	13.5%	$13,355	$14,280	6.9%
Non-Cash Stock Compensation	513	927	80.7%	1,616	2,473	53.0%
Interest Expense	6,283	8,007	27.4%	18,907	24,787	31.1%
Accretion of Discount on Convertible Subordinated Notes	61	69	13.1%	178	200	12.4%
Net Loss on Extinguishment of Debt	—	6		—	6
Net Loss on Divestitures	3,863	4,917	27.3%	3,874	4,917	26.9%
Impairment of Goodwill and Other Intangibles	730	—		730	14,693
Other, Net	(517)	28		(690)	34
Pre-Tax Income	$1,524	$8,384		$17,734	$11,883
Net Tax Expense	$947	$2,859		$5,770	$4,158
GAAP Net Income	$577	$5,525	857.5%	$11,964	$7,725	(35.4%)

Special Items, Net of Tax, except for **
Acquisition and Divestiture Expenses	$—	$—		$—	$126
Severance and Separation Costs	235	—		889	445
Performance Awards Cancellation and Exchange	—	84		—	140
Accretion of Discount on Convertible Subordinated Notes **	61	69		178	200
Net Loss on Divestitures and Other Costs	3,143	3,245		3,143	3,245
Net Impact of Impairment of Goodwill and Other Intangibles	577	—		577	9,808
Litigation Reserve	74	—		454	213
Natural Disaster and Pandemic Costs	—	268		—	1,036
Tax Expense Related to Divested Business**	860	—		860	—
Gain on Insurance Reimbursements	(504)	—		(504)	—
Other Special Items	—	(47)		—	324
Adjusted Net Income	$5,023	$9,144	82.0%	$17,561	$23,262	32.5%
Adjusted Net Profit Margin	7.6%	10.8%	320 bp	8.7%	9.7%	100 bp

Adjusted Basic Earnings Per Share	$0.28	$0.51	82.1%	$0.97	$1.30	34.0%
Adjusted Diluted Earnings Per Share	$0.28	$0.51	82.1%	$0.97	$1.30	34.0%

GAAP Basic Earnings Per Share	$0.03	$0.31	933.3%	$0.66	$0.43	(34.8%)
GAAP Diluted Earnings Per Share	$0.03	$0.31	933.3%	$0.66	$0.43	(34.8%)

Weighted Average Basic Shares Outstanding	17,737	17,895		17,917	17,853
Weighted Average Diluted Shares Outstanding	17,768	17,932		17,951	17,893

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$16,892	$27,371	62.0%	$55,704	$73,273	31.5%
Acquisition and Divestiture Expenses	—	—		—	159
Severance and Separation Costs	298	—		1,126	563
Litigation Reserve	94	—		575	270
Natural Disaster and Pandemic Costs	—	340		—	1,312
Other Special Items	—	(45)		—	373
Adjusted Consolidated EBITDA	$17,284	$27,666	60.1%	$57,405	$75,950	32.3%
Adjusted Consolidated EBITDA Margin	26.1%	32.8%	670 bp	28.3%	31.7%	340 bp

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

		(unaudited)
	December 31, 2019	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$716	$725
Accounts receivable, net	21,478	22,277
Inventories	6,989	7,382
Prepaid and other current assets	10,667	2,253
Total current assets	39,850	32,637
Preneed cemetery trust investments	72,382	75,580
Preneed funeral trust investments	96,335	92,823
Preneed cemetery receivables, net	20,173	20,324
Receivables from preneed trusts, net	18,024	17,794
Property, plant and equipment, net	279,200	270,371
Cemetery property, net	87,032	101,333
Goodwill	398,292	394,483
Intangible and other non-current assets, net	32,116	29,634
Operating lease right-of-use assets	22,304	20,846
Cemetery perpetual care trust investments	64,047	64,824
Total assets	$1,129,755	$1,120,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,150	$3,540
Accounts payable	8,413	9,713
Accrued and other liabilities	24,026	32,651
Convertible subordinated notes due 2021	—	2,522
Total current liabilities	35,589	48,426
Acquisition debt, net of current portion	5,658	4,957
Credit facility	82,182	54,745
Convertible subordinated notes due 2021	5,971	—
Senior notes due 2026	395,447	395,816
Obligations under finance leases, net of current portion	5,854	5,615
Obligations under operating leases, net of current portion	21,533	19,952
Deferred preneed cemetery revenue	46,569	47,666
Deferred preneed funeral revenue	29,145	28,900
Deferred tax liability	41,368	46,628
Other long-term liabilities	1,737	2,125
Deferred preneed cemetery receipts held in trust	72,382	75,580
Deferred preneed funeral receipts held in trust	96,335	92,823
Care trusts’ corpus	63,416	64,620
Total liabilities	903,186	887,853
Commitments and contingencies
Stockholders’ equity:
Common stock	259	260
Additional paid-in capital	242,147	240,648
Retained earnings	86,213	93,938
Treasury stock	(102,050)	(102,050)
Total stockholders’ equity	226,569	232,796
Total liabilities and stockholders’ equity	$1,129,755	$1,120,649

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

Revenue:
Service revenue	$34,133	$41,218	$105,444	$120,830
Property and merchandise revenue	28,002	36,298	85,458	100,211
Other revenue	3,990	6,877	12,056	18,319
	66,125	84,393	202,958	239,360
Field costs and expenses:
Cost of service	18,011	19,945	54,062	59,624
Cost of merchandise	21,972	25,886	66,544	75,561
Cemetery property amortization	972	1,471	2,990	3,445
Field depreciation expense	3,106	3,233	9,250	9,770
Regional and unallocated funeral and cemetery costs	3,597	4,731	10,008	11,204
Other expenses	411	1,253	1,197	3,551
	48,069	56,519	144,051	163,155
Gross profit	18,056	27,874	58,907	76,205

Corporate costs and expenses:
General, administrative and other	5,755	6,134	17,059	18,620
Home office depreciation and amortization	357	329	1,115	1,065
Net loss on divestitures and impairment charges	4,593	4,917	4,604	19,610
Operating income	7,351	16,494	36,129	36,910

Interest expense	(6,283)	(8,007)	(18,907)	(24,787)
Accretion of discount on convertible subordinated notes	(61)	(69)	(178)	(200)
Net loss on early extinguishment of debt	—	(6)	—	(6)
Other, net	517	(28)	690	(34)
Income before income taxes	1,524	8,384	17,734	11,883
Expense for income taxes	(930)	(2,851)	(5,551)	(8,899)
Tax expense related to impairments	—	—	—	4,885
Tax adjustment related to certain discrete items	(17)	(8)	(219)	(144)
Total expense for income taxes	(947)	(2,859)	(5,770)	(4,158)
Net income	$577	$5,525	$11,964	$7,725

Basic earnings per common share:	$0.03	$0.31	$0.66	$0.43
Diluted earnings per common share:	$0.03	$0.31	$0.66	$0.43

Dividends declared per common share:	$0.075	$0.0875	$0.225	$0.2375
Weighted average number of common and common equivalent shares outstanding:
Basic	17,737	17,895	17,917	17,853
Diluted	17,768	17,932	17,951	17,893

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended September 30,
	2019	2020
Cash flows from operating activities:
Net income	$11,964	$7,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,355	14,280
Provision for bad debt and credit losses	1,188	1,837
Stock-based compensation expense	1,616	2,473
Deferred income tax expense	1,270	4,750
Amortization of deferred financing costs	289	592
Amortization of capitalized commissions on preneed contracts	417	430
Accretion of discount on convertible subordinated notes	178	200
Accretion of discount, net of debt premium on senior notes	366	228
Net loss on divestitures and impairment charges	4,604	19,610
Net loss on sale of other assets	193	245
Gain on insurance reimbursements	(638)	(54)
Net loss on extinguishment of debt	—	6
Other	121	19
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(2,495)	(436)
Inventories, prepaid and other current assets	1,138	3,241
Intangible and other non-current assets	(241)	(225)
Preneed funeral and cemetery trust investments	(4,376)	(2,781)
Accounts payable	(3,852)	1,155
Accrued and other liabilities	6,749	9,770
Deferred preneed funeral and cemetery revenue	804	1,319
Deferred preneed funeral and cemetery receipts held in trust	3,411	3,438
Net cash provided by operating activities	36,061	67,822

Cash flows from investing activities:
Acquisitions	—	(28,011)
Proceeds from insurance reimbursements	1,247	97
Proceeds from divestitures and sale of other assets	967	7,416
Capital expenditures	(11,479)	(10,034)
Net cash used in investing activities	(9,265)	(30,532)

Cash flows from financing activities:
Borrowings from the credit facility	28,200	89,300
Payments against the credit facility	(37,300)	(117,100)
Payment of debt issuance costs related to the long-term debt	(113)	—
Redemption of the 2.75% convertible subordinated notes	(27)	(4,563)
Payment of transaction costs related to the redemption of the 2.75% convertible subordinated notes	—	(12)
Payment of debt issuance costs related to the 6.625% senior notes	—	(66)
Payments on acquisition debt and obligations under finance leases	(1,370)	(1,060)
Payments on contingent consideration recorded at acquisition date	(162)	(169)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	1,155	921
Taxes paid on restricted stock vestings and exercises of non-qualified options	(194)	(281)
Dividends paid on common stock	(4,061)	(4,251)
Purchase of treasury stock	(7,756)	—
Net cash used in financing activities	(21,628)	(37,281)

Net increase in cash and cash equivalents	5,168	9
Cash and cash equivalents at beginning of year	644	716
Cash and cash equivalents at end of year	$5,812	$725

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
The Company’s GAAP financial statements accompany this press release. Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The Non-GAAP financial measures include “Special Items”, “Adjusted Net Income”, “Consolidated EBITDA”, “Adjusted Consolidated EBITDA”, “Adjusted Consolidated EBITDA Margin”, “Adjusted Free Cash Flow”, “Funeral, Cemetery and Financial EBITDA”, “Total Field EBITDA”, “Total Field EBITDA Margin”, “Other Funeral Revenue”, “Other Funeral EBITDA”, “Divested/Planned Divested Revenue”, “Divested/Planned Divested EBITDA”, “Divested/Planned Divested EBITDA Margin”, “Adjusted Basic Earnings Per Share”, “Adjusted Diluted Earnings Per Share”, and “Total Debt to EBITDA Multiple” in this press release. These financial measurements are defined as similar GAAP items adjusted for Special Items and are reconciled to GAAP in this press release. In addition, the Company’s presentation of these measures may not be comparable to similarly titled measures in other companies’ reports. The definitions used by the Company for our internal management purposes and in this press release are as follows:
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, Tax Expense Related to Divested Business, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles. The Net Loss on Divestitures and Other Costs Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 34.0% in 2020. Additionally, the Net Impact of Impairment of Goodwill and Other Intangibles Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 33.3% in 2020.
•Adjusted Net Income is defined as net income plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA plus adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of revenue.
•Adjusted Free Cash Flow is defined as net cash provided by operations, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of revenue.
•Funeral Field EBITDA is defined as Funeral Gross Profit, excluding depreciation and amortization, regional and unallocated costs, impairment of goodwill and other intangibles, Financial EBITDA related to the Funeral Home segment, Other Funeral EBITDA and Divested/Planned Divested EBITDA.
•Cemetery Field EBITDA is defined as Cemetery Gross Profit, excluding depreciation and amortization, regional and unallocated costs and Cemetery Financial EBITDA related to the Cemetery segment.
•Funeral Financial EBITDA is defined as Funeral Financial Revenue less Funeral Financial Expenses. Funeral Financial Revenue and Funeral Financial Expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Cemetery Financial EBITDA is defined as Cemetery Financial Revenue less Cemetery Financial Expenses. Cemetery Financial Revenue and Cemetery Financial Expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Total Field EBITDA is defined as Gross Profit, excluding field depreciation, cemetery property amortization, impairment of goodwill and other intangibles and regional and unallocated funeral and cemetery costs.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of revenue.

•Other Funeral Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business.
•Other Funeral EBITDA is defined as Other Funeral Revenue, less expenses related to our ancillary businesses noted above.
•Divested/Planned Divested Revenue is defined as revenues from six funeral home businesses that we divested as of September 2020 and five funeral home businesses that we divested as of December 31, 2019 and certain funeral home businesses we intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Adjusted Basic Earnings Per Share is defined as GAAP Basic Earnings Per Share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share is defined as GAAP Diluted Earnings Per Share, adjusted for Special Items.
•Total Debt Outstanding is defined as indebtedness under our bank credit facility, Convertible Subordinated Notes due 2021 and Senior Notes due 2026, acquisition debt and finance leases.
•Net Debt to EBITDA Multiple is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Gross Profit is defined as Revenue less “Field costs and expenses” - a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, and iii) Regional and unallocated funeral and cemetery costs. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by Executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not openly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items and other expenses or gains that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because they exclude items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA and Cemetery Field EBITDA are not consolidated measures of profitability.
Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation of Field EBITDA to Gross Profit, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation of Consolidated EBITDA to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliation of Non-GAAP Financial Measures:
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income for the five quarter period (in thousands):

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Net Income (Loss)	$577	$2,569	$(4,197)	$6,397	$5,525
Special Items, Net of Tax(1)
Acquisition and Divestiture Expenses	—	1,646	90	36	—
Severance and Separation Costs	235	62	228	217	—
Performance Awards Cancellation and Exchange	—	—	—	56	84
Accretion of Discount on Convertible Subordinated Notes(1)	61	63	65	66	69
Net Loss on Divestitures and Other Costs(2)	3,143	188	—	—	3,245
Net Impact of Impairment of Goodwill and Other Intangibles(3)	577	184	9,757	51	—
Litigation Reserve	74	138	59	154	—
Natural Disaster and Pandemic Costs	—	—	111	657	268
Tax Expense Related to Divested Business(1)	860	51	—	—	—
Gain on Insurance Reimbursements	(504)	(195)	—	—	—
Other Special Items	—	265	—	371	(47)
Adjusted Net Income	$5,023	$4,971	$6,113	$8,005	$9,144

(1)	Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, Tax Expense Related to Divested Business, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).
(2)	The Net Loss on Divestitures and Other Costs Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 34.0% in 2020.
(3)	The Net Impact of Impairment of Goodwill and Other Intangibles Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 33.3% in 2020.

Reconciliation of Net Income to Adjusted Net Income for the nine months ended September 30, 2019 and 2020 (in thousands):

	For the Nine Months Ended September 30,
	2019	2020
Net Income	$11,964	$7,725
Special Items, Net of Tax(1)
Acquisition and Divestiture Expenses	—	126
Severance and Separation Costs	889	445
Performance Awards Cancellation and Exchange	—	140
Accretion of Discount on Convertible Subordinated Notes(1)	178	200
Net Loss on Divestitures and Other Costs(2)	3,143	3,245
Net Impact of Impairment of Goodwill and Other Intangibles(3)	577	9,808
Litigation Reserve	454	213
Natural Disaster and Pandemic Costs	—	1,036
Tax Expense Related to Divested Business(1)	860	—
Gain on Insurance Reimbursements	(504)	—
Other Special Items	—	324
Adjusted Net Income	$17,561	$23,262

(1)	Special Items are typically taxed at the federal statutory rate of 21.0%, except for the Accretion of Discount on Convertible Subordinated Notes, as this is a non-tax deductible item, Tax Expense Related to Divested Business, the Net Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles (discussed below).
(2)	The Net Loss on Divestitures and Other Costs Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 34.0% in 2020.
(3)	The Net Impact of Impairment of Goodwill and Other Intangibles Special Item is net of the federal statutory rate of 21.0% in 2019 and is net of the operating tax rate of 33.3% in 2020.
Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the five quarter period (in thousands):

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Net Income (Loss)	$577	$2,569	$(4,197)	$6,397	$5,525
Total Expense (Benefit) for Income Taxes	947	2,114	(2,150)	3,449	2,859
Income (Loss) Before Income Taxes	$1,524	$4,683	$(6,347)	$9,846	$8,384

Interest Expense	6,283	6,615	8,428	8,352	8,007
Accretion of Discount on Convertible Subordinated Notes	61	63	65	66	69
Net Loss on Early Extinguishment of Debt	—	—	—	—	6
Non-Cash Stock Compensation	513	537	831	715	927
Depreciation & Amortization	4,435	4,416	4,549	4,698	5,033
Net Loss on Divestitures	3,863	—	(28)	(45)	4,917
Impairment of Goodwill and Other Intangibles	730	233	14,693	—	—
Other, Net	(517)	(37)	32	47	28
Consolidated EBITDA	$16,892	$16,510	$22,223	$23,679	$27,371
Adjusted For:
Acquisition and Divestiture Expenses	—	2,083	114	45	—
Severance and Separation Costs	298	79	288	275	—
Litigation Reserve	94	175	75	195	—
Natural Disaster and Pandemic Costs	—	—	140	832	340
Other Special Items	—	336	—	418	(45)
Adjusted Consolidated EBITDA	$17,284	$19,183	$22,840	$25,444	$27,666

Revenue	$66,125	$71,149	$77,490	$77,477	$84,393

Adjusted Consolidated EBITDA Margin	26.1%	27.0%	29.5%	32.8%	32.8%

Reconciliation of Net Income to Consolidated EBITDA, Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the nine months ended September 30, 2019 and 2020 (in thousands):

	For the Nine Months Ended September 30,
	2019	2020
Net Income	$11,964	$7,725
Total Expense for Income Taxes	5,770	4,158
Income Before Income Taxes	$17,734	$11,883
Interest Expense	18,907	24,787
Accretion of Discount on Convertible Subordinated Notes	178	200
Net Loss on Early Extinguishment of Debt	—	6
Non-Cash Stock Compensation	1,616	2,473
Depreciation & Amortization	13,355	14,280
Net Loss on Divestitures	3,874	4,917
Impairment of Goodwill and Other Intangibles	730	14,693
Other, Net	(690)	34
Consolidated EBITDA	$55,704	$73,273
Adjusted For:
Acquisition and Divestiture Expenses	—	159
Severance and Separation Costs	1,126	563
Litigation Reserve	575	270
Natural Disaster and Pandemic Costs	—	1,312
Other Special Items	—	373
Adjusted Consolidated EBITDA	$57,405	$75,950

Revenue	$202,958	$239,360

Adjusted Consolidated EBITDA Margin	28.3%	31.7%
Reconciliation of Funeral and Cemetery Gross Profit to Funeral and Cemetery Field EBITDA for the five quarter period (in thousands):

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Funeral Gross Profit (GAAP)	$9,531	$16,778	$4,311	$19,869	$13,975
Depreciation & Amortization	2,791	2,806	2,944	2,895	2,885
Regional & Unallocated Costs	2,732	2,919	2,326	2,788	3,859
Impairment of Goodwill and Other Intangibles	4,593	—	14,693	—	4,917
Less:
Funeral Financial EBITDA	(1,828)	(1,845)	(1,997)	(1,943)	(2,119)
Other Funeral EBITDA	—	(298)	(295)	(321)	(292)
Funeral Divested/Planned Divested EBITDA	(398)	(479)	(654)	(719)	(290)
Funeral Field EBITDA	$17,421	$19,881	$21,328	$22,569	$22,935

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Cemetery Gross Profit (GAAP)	$3,932	$3,901	$4,167	$5,291	$8,982
Depreciation & Amortization	1,287	1,309	1,223	1,449	1,819
Regional & Unallocated Costs	865	900	430	929	872
Less:
Cemetery Financial EBITDA	(1,629)	(1,868)	(1,823)	(2,535)	(3,123)
Cemetery Divested/Planned Divested EBITDA	9	(11)	(3)	(44)	(40)
Cemetery Field EBITDA	$4,464	$4,231	$3,994	$5,090	$8,510

Reconciliation of Funeral and Cemetery Gross Profit to Funeral and Cemetery Field EBITDA for the nine months ended September 30, 2019 and 2020 (in thousands):

	For the Nine Months Ended September 30,
	2019	2020
Funeral Gross Profit (GAAP)	$42,220	$38,155
Depreciation & Amortization	8,322	8,724
Regional & Unallocated Costs	8,088	8,973
Impairment of Goodwill and Other Intangibles	4,604	19,610
Less:
Funeral Financial EBITDA	(5,579)	(6,059)
Other Funeral EBITDA	—	(908)
Funeral Divested/Planned Divested EBITDA	(1,632)	(1,663)
Funeral Field EBITDA	$56,023	$66,832

	For the Nine Months Ended September 30,
	2019	2020
Cemetery Gross Profit (GAAP)	$12,083	$18,440
Depreciation & Amortization	3,918	4,491
Regional & Unallocated Costs	1,920	2,231
Less:
Cemetery Financial EBITDA	(4,958)	(7,481)
Cemetery Divested/Planned Divested EBITDA	(2)	(87)
Cemetery Field EBITDA	$12,961	$17,594
Components of Total Field EBITDA for the five quarter period (in thousands):

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Funeral Field EBITDA	$17,421	$19,881	$21,328	$22,569	$22,935
Cemetery Field EBITDA	4,464	4,231	3,994	5,090	8,510
Funeral Financial EBITDA	1,828	1,845	1,997	1,943	2,119
Cemetery Financial EBITDA	1,629	1,868	1,823	2,535	3,123
Other Funeral EBITDA	—	298	295	321	292
Divested/Planned Divested EBITDA	389	490	657	763	330
Total Field EBITDA	$25,731	$28,613	$30,094	$33,221	$37,309
Components of Total Field EBITDA for the nine months ended September 30, 2019 and 2020 (in thousands):

	For the Nine Months Ended September 30,
	2019	2020
Funeral Field EBITDA	$56,023	$66,832
Cemetery Field EBITDA	12,961	17,594
Funeral Financial EBITDA	5,579	6,059
Cemetery Financial EBITDA	4,958	7,481
Other Funeral EBITDA	—	908
Divested/Planned Divested EBITDA	1,634	1,750
Total Field EBITDA	$81,155	$100,624

Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share for the five quarter period:

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
GAAP Basic Earnings (Loss) Per Share	$0.03	$0.14	$(0.23)	$0.36	$0.31
Special Items	0.25	0.14	0.58	0.09	0.20
Adjusted Basic Earnings Per Share	$0.28	$0.28	$0.35	$0.45	$0.51
Reconciliation of GAAP Basic Earnings Per Share to Adjusted Basic Earnings Per Share for the nine months ended September 30, 2019 and 2020:

	For the Nine Months Ended September 30,
	2019	2020
GAAP Basic Earnings Per Share	$0.66	$0.43
Special Items	0.31	0.87
Adjusted Basic Earnings Per Share	$0.97	$1.30
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share for the five quarter period:

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
GAAP Diluted (Loss) Earnings Per Share	$0.03	$0.14	$(0.23)	$0.36	$0.31
Special Items	0.25	0.14	0.58	0.09	0.20
Adjusted Diluted Earnings Per Share	$0.28	$0.28	$0.35	$0.45	$0.51
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the nine months ended September 30, 2019 and 2020:

	For the Nine Months Ended September 30,
	2019	2020
GAAP Diluted Earnings Per Share	$0.66	$0.43
Special Items	0.31	0.87
Adjusted Diluted Earnings Per Share	$0.97	$1.30
Reconciliation of Cash flow provided by operations to Adjusted Free Cash Flow for the five quarter period (in thousands):

	3RD QTR 2019	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020
Cash flow provided by operations	$14,149	$759	$13,546	$17,455	$36,821
Cash used for maintenance capital expenditures	(2,006)	(2,614)	(1,556)	(1,342)	(2,496)
Free Cash Flow	$12,143	$(1,855)	$11,990	$16,113	$34,325

Plus: Incremental Special Items:
Deposit for Potential Acquisition	—	5,000	—	—	—
Federal Tax Refund	—	—	—	—	(7,012)
Acquisition and Divestiture Costs	—	2,083	114	45	—
Severance and Separation Costs	298	79	288	275	—
Litigation Reserve	94	175	75	195	—
Natural Disaster and Pandemic Costs	—	—	140	832	340
Other Special Items	—	336	—	418	(45)
Adjusted Free Cash Flow	$12,535	$5,818	$12,607	$17,878	$27,608

Revenue	$66,125	$71,149	$77,490	$77,477	$84,393

Adjusted Free Cash Flow Margin	19.0%	8.2%	16.3%	23.1%	32.7%

Reconciliation of Cash flow provided by operations to Adjusted Free Cash Flow for the nine months ended September 30, 2019 and 2020 (in thousands):

	For the Nine Months Ended September 30,
	2019	2020
Cash flow provided by operations	$36,061	$67,822
Cash used for maintenance capital expenditures	(6,181)	(5,394)
Free Cash Flow	$29,880	$62,428

Plus: Incremental Special Items:
Federal Tax Refund	—	(7,012)
Acquisition and Divestiture Costs	—	159
Severance and Separation Costs	1,126	563
Litigation Reserve	575	270
Natural Disaster and Pandemic Costs	—	1,312
Other Special Items	—	373
Adjusted Free Cash Flow	$31,581	$58,093

Revenue	$202,958	$239,360

Adjusted Free Cash Flow Margin	15.6%	24.3%
Reconciliation of Rolling Four Quarter Outlook:
Earlier in this press release, we present the Rolling Four Quarter Outlook (“Outlook”) which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions for the Rolling Four Quarter Outlook period ending September 30, 2021 unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Outlook is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following four reconciliations are presented at the approximate midpoint of the range in this Outlook.
Reconciliation of Net Income to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the Rolling Four Quarters ending September 30, 2021 (in thousands):

September 30, 2021E
Revenue	$328,000

Net Income	$38,000
Total Tax Provision	15,700
Pretax Income	53,700
Net Interest Expense, including Accretion of Discount on Convertible Notes	28,000
Depreciation & Amortization, including Non-cash Stock Compensation	23,900
Consolidated EBITDA	$105,600
Special Items	—
Adjusted Consolidated EBITDA	$105,600

Adjusted Consolidated EBITDA Margin	32.2%

Reconciliation of Net Income to Adjusted Net Income for the Rolling Four Quarters ending September 30, 2021 (in thousands):

September 30, 2021E
Net Income	$38,000
Special Items	—
Adjusted Net Income	$38,000
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Rolling Four Quarters ending September 30, 2021:

September 30, 2021E
GAAP Diluted Earnings Per Share	$2.11
Special Items	—
Adjusted Diluted Earnings Per Share	$2.11
Reconciliation of Cash Flow Provided by Operations to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the Rolling Four Quarters ending September 30, 2021 (in thousands):

September 30, 2021E
Revenue	$328,000

Cash flow Provided by Operations	$68,000
Cash used for Maintenance Capital Expenditures	(10,000)
Free Cash Flow	$58,000
Special Items	—
Adjusted Free Cash Flow	$58,000

Adjusted Free Cash Flow Margin	17.7%
Reconciliation of Performance Outlook Scenario
Earlier in this press release, we present the Performance Outlook Scenario which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Performance Outlook Scenario is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented at the approximate midpoint of the range in this Performance Outlook Scenario as of October 27, 2020.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA and Total Field EBITDA Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	2020E		2021E	2022E
Net Income	$14,533	$16,600		$39,000	$45,000
Total Tax Expense	7,883	7,800		16,000	18,500
Pretax Income	$22,416	$24,400		$55,000	$63,500
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	25,763	32,500		25,400	20,000
Depreciation & Amortization, including Non-cash Stock Compensation and Other, Net	24,034	23,500		24,000	24,600
Net Loss on Divestitures and Impairment Charges	—	19,600		—	—
Consolidated EBITDA	$48,179	$100,000	100000	$80,400	$83,500
Overhead	37,554	36,500		38,700	39,400
Total Field EBITDA	$85,733	$136,500		$119,100	$122,900

Revenue	$274,107	$322,000		$326,000	$336,000
Total Field EBITDA Margin	31.3%	42.4%		36.5%	36.6%

Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA and Adjusted Consolidated EBITDA Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019		2020E	2021E	2022E
Consolidated EBITDA	$72,213		$100,000	$104,400	$108,100
Special Items	4,374	2	2,700	—	—
Adjusted Consolidated EBITDA	$76,587		$102,700	$104,400	$108,100

Revenue	$274,107		$322,000	$326,000	$336,000
Adjusted Consolidated EBITDA Margin	27.9%		31.9%	32.0%	32.2%
Reconciliation of Net Income to Adjusted Net Income for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	2020E	2021E	2022E
Net Income	$14,533	$16,600	$39,000	$45,000
Special Items	7,999	15,500	—	—
Adjusted Net Income	$22,532	$32,100	$39,000	$45,000
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022:

	Years Ending December 31,
	Actual 2019	2020E	2021E	2022E
GAAP Diluted Earnings Per Share	$0.80	$0.93	$2.19	$2.53
Special Items	0.45	0.87	—	—
Adjusted Diluted Earnings Per Share	$1.25	$1.80	$2.19	$2.53
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin for the Year Ended December 31, 2019 and the Estimated Years Ending December 31, 2020, 2021 and 2022 (in thousands):

	Years Ending December 31,
	Actual 2019	2020E	2021E	2022E
Cash Flow Provided by Operating Activities	$36,820	$75,300	$75,000	$79,500
Cash used for Maintenance Capital Expenditures	(8,795)	(9,500)	(10,000)	(10,500)
Special Items	9,374	(4,300)	—	—
Adjusted Free Cash Flow	$37,399	$61,500	$65,000	$69,000

Revenue	$274,107	$322,000	$326,000	$336,000
Adjusted Free Cash Flow Margin	13.6%	19.1%	19.9%	20.5%
Supplemental Information:
Funeral homes and cemeteries purchased after December 31, 2015 are referred to as “Acquired” in our Trend Report. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on total company performance.
The presentation below highlights the impact of our 2015 Acquired Portfolio that moved from Acquired to Same Store beginning January 1, 2020 (in thousands):

	For the Three Months Ended September 30, 2019		For the Year Ended December 31, 2019
	Revenue	EBITDA	Revenue	EBITDA
2015 Acquired Portfolio	$1,047	$348	$4,612	$1,826

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences;
•our ability to generate preneed sales;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and cost saving expectations related to anticipated financing activities, including our deleveraging program, forecasts and planned uses of free cash flow, expected plans for refinancing our senior notes, and future capital allocation;
•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus (“COVID-19”), on customer preferences and on our business;
•effects of litigation and burial practice claims;
•consolidation of the funeral and cemetery industry;
•our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;
•our ability to integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.